EXHIBIT 4.1

[*Confidential treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

INVESTMENT AGREEMENT

dated as of February 1, 2002

by and between

PHARMACIA & UPJOHN COMPANY

a Delaware corporation

and

NASTECH PHARMACEUTICAL COMPANY, INC.,

a Delaware corporation

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SHARES	1
Section 1.1 Purchase and Sale	1
Section 1.2 Closing Date	1
Section 1.3 Transactions at Closing	2

ARTICLE II REPRESENTATIONS AND WARRANTIES	2
Section 2.1 Representations and Warranties of the Company	2
Section 2.2 Representations and Warranties of Purchaser	7

ARTICLE III COVENANTS AND ADDITIONAL AGREEMENTS	8
Section 3.1 Ordinary Course	8
Section 3.2 Access and Information	8
Section 3.3 Further Actions	8
Section 3.4 Further Assurances	9

ARTICLE IV . CONDITIONS PRECEDENT	9
Section 4.1 Each Party’s Obligations	9
Section 4.2 Conditions to the Obligations of the Company	9
Section 4.3 Conditions to the Obligations of Purchaser	10

ARTICLE V TERMINATION	11
Section 5.1 Termination	11
Section 5.2 Effect of Termination	12

ARTICLE VI INDEMNIFICATION	12
Section 6.1 Indemnification of Purchaser	12
Section 6.2 Indemnification Procedures	13
Section 6.3 Survival of Representations and Warranties	14

ARTICLE VII INTERPRETATION; DEFINITIONS	14
Section 7.1 Interpretation	13
Section 7.2 Definitions	14

ARTICLE VIII MISCELLANEOUS	17
Section 8.1 Governing Law	17
Section 8.2 Assignment	17
Section 8.2 Amendments	17
Section 8.4 Notices	17
Section 8.5 Public Announcements	18
Section 8.6 No Strict Construction	18
Section 8.7 Headings	18
Section 8.8 No Implied Waivers; Rights Cumulative	18
Section 8.9 Severability	18
Section 8.10 Execution in Counterparts	19
Section 8.11 No Third Party Beneficiaries	19
Section 8.12 Specific Enforcement	19
Section 8.13 Cooperation	19
Section 8.14 Expenses and Remedies	19
Section 8.15 Transfer of Shares	19

INVESTMENT AGREEMENT

               THIS INVESTMENT AGREEMENT (the “Agreement”) is made as of February 1st, 2002 by and between NASTECH PHARMACEUTICAL COMPANY, INC., a Delaware corporation (the “Company”), and PHARMACIA & UPJOHN COMPANY, a Delaware corporation (“Purchaser”).

               WHEREAS, the Company and Purchaser are parties to a Collaboration and License Agreement (“Collaboration Agreement”) executed as of the date set forth above;

               WHEREAS, in connection with the execution of the Collaboration Agreement, Purchaser wishes to purchase from the Company, and the Company wishes to sell to Purchaser, shares of the Company’s Common Stock, $ .006 par value per share (“Common Stock”), on the terms and subject to the conditions set forth herein;

               WHEREAS, in connection with such sale and purchase of shares of Common Stock, the Company and Purchaser wish to enter into a registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit A.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Company and Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

               Section 1.1      Purchase and Sale.

                                         Subject to the terms and conditions of this Agreement, at the Closing (as defined below) the Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, 250,000 shares of the Company’s Common Stock (the “Shares”), at a purchase price of $ 20.00 per share for an aggregate purchase price of Five Million Dollars ($5,000,000) (the “Purchase Price”).

               Section 1.1      Section 1.2 Closing Date.

                                         The closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. Eastern Standard Time on the third Business Day following the first date on which all the conditions to Closing set forth in Article IV have been satisfied or waived, or at such other place, time and date as the Company and Purchaser shall agree. The Company shall give Purchaser three (3) Business Days prior notice of the date the Closing is scheduled to occur. The date of the Closing is hereinafter referred to as the “Closing Date.”

     Section 1.3      Transactions at Closing.

                               At the Closing, subject to the terms and conditions of this Agreement, (i) the Company shall issue and sell to Purchaser, and Purchaser shall purchase, the Shares; (ii) the Company shall deliver to Purchaser a certificate representing the Shares, registered in the name of Purchaser against payment of the Purchase Price by wire transfer of immediately available funds to an account or accounts previously designated by the Company no less than five (5) Business Days prior to the Closing Date; and (iii) the Company and Purchaser shall enter into the Registration Rights Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

     Section 2.1      Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as follows:

                               (a)      Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary is duly organized and validly existing and, if applicable, is in good standing, under the laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries is duly qualified or licensed and, if applicable, is in good standing as a foreign corporation, in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification or licensing, except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each of the Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted. The Company has heretofore made available to Purchaser complete and correct copies of the Certificate of Incorporation of the Company (the “Company Charter”) and the By-laws of the Company (the “Company By-Laws”) and the certificate of incorporation and by-laws, or the comparable organizational documents, of each of its Subsidiaries, each as amended to date and currently in full force and effect.

                               (b)      Corporate Authority. The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company, the issuance and sale by the Company of the Shares and the performance by the Company of the other transactions contemplated hereby and thereby have been duly authorized by the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Registration Rights Agreement or for the Company to consummate the transactions contemplated herein and therein. This Agreement is, and the Registration Rights Agreement, when executed or delivered will be, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’

rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

                               (c)      No Violations; Consents and Approvals.

(i) Neither the execution, delivery or performance by the Company of this Agreement or the Registration Rights Agreement nor the consummation by the Company of the transactions contemplated hereby or thereby (A) will result in a violation or breach of the Company Charter or the Company By-Laws or the charter or by-laws of any of the Company’s Subsidiaries or (B) will result in a violation or breach of (or give rise to any right of termination, revocation, cancellation or acceleration under or increased payments under), or constitute a default (with or without due notice or lapse of time or both) under, or result in the creation of any lien, mortgage, charge, encumbrance or security interest of any kind (a “Lien”) upon any of the properties or assets of the Company or any of its Subsidiaries under, (1) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, obligation, instrument, offer, commitment, understanding or other arrangement (each a “Contract”) or of any license, waiver, exemption, order, franchise, permit or concession (each a “Permit”) to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets may be bound, or (2) subject to the governmental filings and other matters referred to in clause (ii) below, any judgment, order, decree, statute, law, regulation or rule applicable to the Company or any of its Subsidiaries, except in the case of clause (B), for violations, breaches, defaults, rights of cancellation, termination, revocation or acceleration or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(ii) Except for filings as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, administrative agency or commission or other governmental authority or agency, federal, state, local or foreign (a “Governmental Entity”), is required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole).

                               (d)      Capital Stock. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock, of which an aggregate of 9,562,285 shares of Common Stock were issued and outstanding as of the close of business on December 31, 2001, and (ii) 100,000 shares of preferred stock, $.01 par value per share, of which none were issued and outstanding as of the close of business on December 31, 2001. As of the close of business on December 31, 2001, there were outstanding under the Company’s stock option and incentive plans (collectively, the “Company Stock Plans”), options to acquire an aggregate of 2,125,372 shares of Common Stock (subject to adjustment on the terms set forth therein). All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 2.1(d), there are no preemptive or similar rights on the part of any holders of any class of securities of the Company or of any of its Subsidiaries. Except for the Common Stock or as set forth on Schedule 2.1(d), the Company has outstanding no bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above or on Schedule 2.1(d), as of the date of this Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries contingently or otherwise to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries. Except as set forth on Schedule 2.1(d), there are no outstanding agreements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

                               (e)      Subsidiaries.

(i) Schedule 2.1(e)(i) contains a complete and correct description of the shares of stock or other equity interests that are authorized, or issued and outstanding, of each of the Company’s Subsidiaries. Except as set forth on Schedule 2.1(e)(i), the Company has no equity interests with a value of $100,000 or more in any Person other than its Subsidiaries, and there are no commitments on the part of the Company or any Subsidiary to contribute additional capital in respect of any equity interest in any Person. Each of the outstanding shares of capital stock of each of the Subsidiaries has been duly authorized and validly issued, and is fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary are owned, either directly or indirectly, by the Company free and clear of all Liens.

(ii) Schedule 2.1(e)(ii) contains a complete and correct list of all Subsidiaries of the Company.

                               (f)      SEC Filings. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since January 1, 1999 (the “Company SEC Documents”). As of its filing date, each Company SEC Document filed, as amended or supplemented, if applicable, (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

                               (g)      Absence of Certain Events and Changes. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof, or as otherwise contemplated or permitted by this Agreement, since December 31, 2000, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not been any event, change or development which, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, other than any state of facts, event, change or effect attributable to changes in general economic or market conditions affecting the biotechnology and pharmaceutical industries.

                               (h)      Compliance with Applicable Law. Except as disclosed in the Company SEC Documents, each of the Company and its Subsidiaries is in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to it that relate to its respective business, and neither the Company nor any of its Subsidiaries has received any notice alleging noncompliance except, with reference to all the foregoing, where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Permits or rights would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. All such Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of such Permits, except where the failure to be in full force and effect or in compliance would not individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                               (i)      Litigation. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof or referred to in Schedule 2.1(i), there are no civil, criminal or administrative actions, suits, or proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that, individually or in the aggregate, are likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof, there are no outstanding judgments, orders, decrees, or injunctions of any Governmental Entity against the Company or any of its Subsidiaries that, insofar as can reasonably be foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                               (j)      Contracts.

(i) The Company has filed as exhibits to the Company SEC Documents all material agreements required to be filed under the rules and regulations of the SEC (the “Material Contracts”).

(ii) All Material Contracts are legal, valid, binding, in full force and effect and enforceable against the Company, and, to the Knowledge of the Company, against each other party thereto, except to the extent that any failure to be enforceable, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, provided that no representation is made as to the enforceability of any non-competition provision in any employment agreement or as to any indemnification provision. There does not exist under any Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of any of the Company or its Subsidiaries or, to the Knowledge of the Company or any of its Subsidiaries, any other Person, other than such violations, breaches or events of default as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The enforceability of all Material Contracts will not be materially and adversely affected in any manner by the execution, delivery or performance by the Company of this Agreement or the Registration Rights Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, and no Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of such transactions. Neither the Company nor the Subsidiaries are a party to any contract prohibiting or materially restricting the ability of the Company or any of its Subsidiaries to conduct its business, to engage in any business or operate in any geographical area or compete with any Person.

                               (k)      Intellectual Property. The Intellectual Property that is owned by the Company or any of its Subsidiaries is owned free from any Liens (other than Permitted Liens), except where the failure to be free from liens would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. All material Intellectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any Liens (other than Permitted Liens), except where the failure to be free from Liens or to be in full force and effect would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe or conflict with the rights of any third party in respect of any Intellectual Property, except where such conduct would not materially affect the ability of the Company and its Subsidiaries to conduct their business as presently conducted. To the Knowledge of the Company, none of the Company Intellectual Property is being infringed by any third party except where such infringement would not have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Company, threatened, that challenges the rights of the Company or any of its Subsidiaries in respect of any Company Intellectual Property, or that claims that any default exists under any Intellectual Property License, except where such claim, demand or proceeding would not materially affect the ability of the Company and its Subsidiaries to conduct their business as presently conducted. For purposes of this Agreement, “Company Intellectual Property” means the Intellectual Property that is owned by the Company and its Subsidiaries and the Intellectual Property subject to written or oral licenses, agreements or arrangements pursuant to which its use by the Company or any of its Subsidiaries is permitted by any Person.

                               (l)      Brokers or Finders. No agent, broker, investment banker or other firm is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from Purchaser by reason of any act of the Company or any of its Affiliates connection with any of the transactions contemplated by this Agreement.

     Section 2.2      Representations and Warranties of Purchaser.

     Purchaser hereby represents and warrants to the Company as follows:

                               (a)      Organization. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of Delaware, with all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

                               (b)      Authority. Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. All necessary corporate action required to have been taken by or on behalf of Purchaser by applicable law or otherwise to authorize the approval, execution, delivery and performance by Purchaser of this Agreement and the Registration Rights Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized, and no other proceedings on its part are or will be necessary to authorize this Agreement or the Registration Rights Agreement or for it to consummate such transactions. This Agreement is, and the Registration Rights Agreement, when executed and delivered will be, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies and subject to applicable provisions of securities laws, or the public policy underlying those laws, with respect to the indemnification and contribution provisions of this Agreement and the Registration Rights Agreement.

                               (c)      Conflicting Agreements and Other Matters. Neither the execution and delivery of this Agreement or the Registration Rights Agreement nor the performance by Purchaser of its obligations hereunder or thereunder will (i) conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any Lien upon any of the properties or assets of Purchaser pursuant to, or (ii) require any consent, approval or other action by or any notice to or filing with any Government Entity pursuant to, the organizational documents or agreements of Purchaser or any Contract of Purchaser or any, order, judgment, decree, statute, law, rule or regulation by which Purchaser or any of its properties or assets is bound, except where the failure to obtain such consents, approvals, orders or authorizations, or to make such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser and its Subsidiaries, taken as a whole or for filings under the HSR Act.

                               (d)      Acquisition for Investment. (i) Purchaser is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Purchaser has no present intention to effect, or any present or contemplated plan, agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for, any distribution of Shares, (ii) Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act, (iii) Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement, has been given the opportunity to ask questions of and receive information from the Company and has made detailed inquiry concerning the Company, its business and its personnel, and (iv) Purchaser has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and is able financially to bear the risks thereof.

                                     (e)      Brokers or Finders. No agent, broker, investment banker or other firm is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from Company by reason of any act of the Purchaser or any of its Affiliates in connection with any of the transactions contemplated by this Agreement.

ARTICLE III

COVENANTS AND ADDITIONAL AGREEMENTS

          Section 3.1      Ordinary Course. During the period from the date of this Agreement and continuing until the Closing, the Company agrees as to itself and its Subsidiaries that, except to the extent that Purchaser otherwise consents in writing, the Company and its Subsidiaries shall conduct their respective businesses in the ordinary course in substantially the same manner as presently conducted.

          Section 3.2      Access and Information.

     Prior to the Closing the Company will (and will cause each of its Subsidiaries and each of their respective accountants, counsel, consultants, officers, directors, employees, agents and representatives of or to any of the Subsidiaries, to) give Purchaser and its Representatives, reasonable access during reasonable business hours with reasonable notice to all of their respective properties, assets, books, contracts, reports and records relating to the Company and its Subsidiaries, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Company and its Subsidiaries, as Purchaser shall from time to time reasonably request.

           Section 3.3      Further Actions.

                                     (a)      Each of the Company and Purchaser shall use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order to fulfill and perform its obligations in respect of this Agreement and the Registration Rights Agreement, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

                                     (b)      Each of the Company and Purchaser shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including but not limited to under the HSR Act and foreign antitrust filings) required under any law applicable to it or any of its Subsidiaries, and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable efforts to obtain or make, or cause to be obtained or made, all Permits necessary to be obtained or made by it or any of its Subsidiaries, in each case in connection with this Agreement and the Registration Rights Agreement, the sale and transfer of the Shares pursuant hereto and the consummation of the other transactions contemplated hereby or thereby.

                                     (c)      Each of the Company and Purchaser shall coordinate and cooperate with the other party in exchanging such information and supplying such reasonable assistance as may be reasonably requested by such other party in connection with the filings and other actions contemplated by this Agreement and the Registration Rights Agreement.

                                     (d)      At all times prior to the Closing Date, the Company and Purchaser shall promptly notify each other in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Article IV to be satisfied, promptly upon becoming aware of the same.

           Section 3.4      Further Assurances.

                                    Following the Closing Date, the Company and the Purchaser shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Purchaser, to confirm and assure the rights and obligations provided for in this Agreement and the Registration Rights Agreement and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

ARTICLE IV .

CONDITIONS PRECEDENT

           Section 4.1      Each Party’s Obligations. The obligations of the Company and Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction prior to the Closing of each of the following conditions, each of which may be waived only if it is legally permissible to do so:

                                     (a)      HSR and Other Approvals. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity (including, without limitation, any foreign antitrust filing) necessary for the consummation of the transactions contemplated hereby, shall have been obtained or filed or shall have occurred.

                                   (b)      No Litigation, Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement shall be in effect.

                                    (c)      Collaboration Agreement. The Collaboration Agreement shall have become effective in accordance with the terms and conditions thereof and neither party has delivered a notice of termination thereunder.

                                    (d)      Nasdaq Listing. The Shares shall have been approved for listing on the Nasdaq Stock Market, Inc. subject only to official notice of issuance.

           Section 4.2      Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to the Closing of each of the following conditions:

                                   (a)      Representations and Warranties. The representations and warranties of Purchaser that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date) and the Company shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                                   (b)      Registration Rights Agreement. Purchaser shall have executed and delivered the Registration Rights Agreement.

          Section 4.3      Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to the Closing of each of the following conditions:

                                   (a)      Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date) and except to the extent such representations and warranties are updated by information disclosed in Company SEC Documents filed after the date of this Agreement, provided, however, that the representations and warranties of the Company set forth in Sections 2.1(a), (b), (c), and (l) shall be true and correct as of the date of the Closing without giving effect to Company SEC Documents filed after the date of this Agreement and/or updated Schedules to Section 2.1. Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to such effect.

                                   (b)      Opinion of the Company’s Counsel. Purchaser shall have received an opinion dated as of the Closing of Kramer Levin Naftalis & Frankel LLP, counsel to the Company, in form and substance reasonably satisfactory to Purchaser.

                                   (c)      Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement.

                                   (d)      Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing and the Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to such effect.

                                   (e)      Corporate Proceedings. All corporate proceedings of the Company in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such documents and instruments, or copies thereof, certified or requested, as may be reasonably requested.

ARTICLE V

TERMINATION

          Section 5.1      Termination. This Agreement may be terminated at any time prior to the Closing:

                                   (a)      by mutual written consent of Purchaser and the Company;

                                   (b)      by Purchaser or the Company;

(i) if the Closing shall not have occurred prior to [*], provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement results in the failure of the Closing to occur;

(ii) if there shall be any statute, law, regulation or rule enacted after the date hereof that makes consummating the transactions contemplated hereby illegal or if any court or other Governmental Entity of competent jurisdiction shall have issued judgment, order, decree or ruling, or shall have taken such other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such judgment, order, decree or ruling shall have become final and non-appealable; or

(iii) if the Collaboration Agreement shall have terminated;

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

                                   (c)      by Purchaser

(i) if the Company shall have failed to perform in any material respect any of its obligations hereunder or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached in any material respect any representation or warranty not so qualified, and the Company has failed to perform such obligation or cure such breach, within 30 days of its receipt of written notice thereof from Purchaser, and such failure to perform or breach shall not have been waived in accordance with the terms of this Agreement;

(ii) if any of the conditions set forth in Section 4.1 or 4.3 shall become impossible to fulfill (other than as a result of any breach by Purchaser of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement; or

(iii) if the Common Stock shall no longer be listed for trading on the Nasdaq Stock Market, Inc. or other national securities exchange or automated quotation system;

                                   (d)      by the Company:

(i) if Purchaser shall have failed to perform in any material respect any of its obligations hereunder or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached any material respect any representation or warranty not so qualified, and Purchaser has failed to perform such obligation or cure such breach, within 30 days of its receipt of written notice thereof from the Company, and such failure to perform or breach shall not have been waived in accordance with the terms of this Agreement; or

(ii) if any of the conditions set forth in Section 4.1 or 4.2 shall become impossible to fulfill (other than as a result of any breach by the company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

                Section 5.2      Effect of Termination. In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 5.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company, other than the provisions of this Section 5.2, Article VI and Article VIII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE VI

INDEMNIFICATION

                Section 6.1      Indemnification of Purchaser. The Company covenants and agrees to defend, indemnify and hold harmless each of Purchaser, its Affiliates, and their respective officers, directors, partners, employees, agents, advisers and representatives (collectively, the

“Purchaser Indemnitees”) from and against, and pay or reimburse the Purchaser Indemnitees for, any and all claims, demands, liabilities, obligations, losses, costs, expenses, fines or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and all reasonable out of pocket expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”), resulting from or based on (or allegedly resulting from or based on) any breach by the Company of any representation, warranty, covenant or obligation of the Company hereunder The Losses described in this Section 6.1 are herein referred to as “Purchaser Indemnifiable Losses”. The Company shall reimburse the Purchaser Indemnitees for any reasonable out of pocket legal or other expenses incurred by such Purchaser Indemnitees in connection with investigating or defending any such Purchaser Indemnifiable Losses as such expenses are incurred.

                Section 6.2      Indemnification Procedures. Promptly after receipt by a Purchaser Indemnitee of notice of the commencement of any action or the written assertion of any claim, such Purchaser Indemnitee shall, if a claim in respect thereof is to be made against the Company, notify the Company in writing of the commencement or the written assertion thereof. Failure by a Purchaser Indemnitee to so notify the Company shall relieve the Company from the obligation to indemnify such Purchaser Indemnitee only to the extent that the Company suffers actual and material prejudice as a result of such failure but in no event shall such failure to notify the Company (i) constitute prejudice suffered by the Company if it has otherwise received notice of the actions giving rise to such obligation to indemnify or (ii) relieve it from any liability or obligation that it may otherwise have to such Purchaser Indemnitee. In case any such action or claim shall be brought or asserted against any Purchaser Indemnitee and it shall notify the Company of the commencement or assertion thereof, such Indemnitee shall be entitled to select counsel to participate in, but not control, the defense of such action or claim, but the fees and expenses of such counsel shall be paid by such Indemnitee unless the Indemnifying Party shall not have so assumed the defense of such action or claim with counsel reasonably satisfactory to such Indemnitee or unless representation by the Purchaser Indemnitee by counsel selected by the Company would be inappropriate due to actual or potential differing interests or conflicts between any Purchaser Indemnitee and the Company or any other party represented by such counsel in such proceeding, in which case such Indemnitee may select counsel reasonably satisfactory to the Company to conduct and control the defense of such action or claim, provided that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Purchaser Indemnitees, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend against such action or proceeding and further provided that a Purchaser Indemnitee shall not enter into any settlement of any such claim without the prior consent of the Company, such consent not to be unreasonably withheld or delayed. In case any such action or claim shall be brought or asserted by any Purchaser Indemnitee directly against the Company, such Purchaser Indemnitee shall be entitled to select counsel to control the prosecution of such action or claim (and the defense of any counterclaims brought by the Company), and the reasonable fees and expenses of such counsel shall be paid by the Company; but in such event the prevailing party in such action or proceeding shall pay the reasonable out of pocket legal or other expenses incurred by the other party in connection with such action or proceeding. The remedies set forth in this Article 6 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to a Purchaser Indemnitee or a party under any other agreement, pursuant to statutory or common law or equity.

                Section 6.3      Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall expire for all purposes on the second anniversary of the Closing Date.

ARTICLE VII

INTERPRETATION; DEFINITIONS

           Section 7.1      Interpretation. As used in this Agreement, unless the context otherwise requires:

                                    (a)      any reference to the Company and its Subsidiaries means the Company and each of its Subsidiaries;

                                   (b)      words of any gender include all genders;

                                   (c)      words using the singular or plural number also include the plural or singular number, respectively; and

                                   (d)      the terms “hereof”, “herein”, and “hereby” and derivative or similar words refer to this entire Agreement.

          Section 7.2      Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          “Affiliate” shall have the meaning set forth in the Collaboration Agreement.

          “Agreement” is defined in the recitals to this Agreement.

          “Business Day” means any day on which banking institutions are open in New York, New York.

          “Closing” is defined in Section 1.2.

          “Closing Date” is defined in Section 1.2.

          “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.

          “Collaboration Agreement” is defined in the recitals to this Agreement.

          “Common Stock” is defined in the recitals to this Agreement.

          “Company” is defined in the recitals to this Agreement.

          “Company Intellectual Property” is defined in Section 2.1(m).

          “Company Stock Plans” is defined in Section 2.1(d).

          “Company SEC Documents” is defined in Section 2.1(f).

          “Contract” is defined in Section 2.1(c).

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

          “GAAP” means United States generally accepted accounting principles.

          “Governmental Entity” is defined in Section 2.1(c).

          “HSR Act” is defined in Section 2.1(c).

          “Intellectual Property” means trademarks, trade names, trade dress, service marks, copyrights, domain names, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, ideas, inventions, improvements, practices, processes, formulas, designs, know-how, confidential business and technical information, computer software, firmware, data and documentation, licenses of or agreements relating to any of the foregoing, rights of privacy and publicity, moral rights, and any other similar intellectual property rights and tangible embodiments of any of the foregoing (in any medium including electronic media).

          “Intellectual Property License” means any license, permit, authorization, approval, Contract or consent granted, issued by or with any Person relating to the use of Intellectual Property.

          “Knowledge of the Company”, “Knowledge of the Company or any of its Subsidiaries” or any like expression means to the actual knowledge, without special inquiry or investigation, of the persons listed on Schedule 7.2 as of the Closing Date.

          “Lien” is defined in Section 2.1(c).

          “Losses” is defined in Section 6.1.

          “Material Adverse Effect” on or with respect to an entity (or group of entities taken as a whole) means any state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on (a) the business, properties, results of operations or financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole), or (b) the ability of such entity (or group of entities) to consummate the transactions contemplated under this Agreement or the Registration Rights Agreement.

          “Material Contract” is defined in Section 2.1(j).

          “Permit” is defined in Section 2.1(c).

          “Permitted Liens” means those Liens (A) securing debt that is reflected on the balance sheets or the notes thereto contained in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof, (B) for taxes not yet due or payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (C) that constitute mechanics’, carriers’, workmens’ or like liens, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course, (D) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and social security, retirement and other legislation and (E) easements, covenants, declarations, rights or way, encumbrances, or similar restrictions in connection with real property owned by the Company of any of its Subsidiaries that do not materially impair the use of such real property by the Company and any of its Subsidiaries, and in the case of Liens described in clauses (B), (C), (D), or (E) that individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          “Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government or other entity.

          “Purchaser” is defined in the recitals to this Agreement.

          “Purchaser Indemnifiable Losses” is defined in Section 6.1.

          “Purchaser Indemnitees” is defined in Section 6.1.

          “Purchase Price” is defined in Section 1.1

          “Registration Rights Agreement” is defined in the recitals to this Agreement.

          “Representative” means an agent or employee of Purchaser, or of an independent public accounting firm, law firm, or other consulting company or advisor of Purchaser.

          “SEC” means the Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

          “Shares” is defined in Section 1.1.

          “Subsidiary” means, as to any Person, any corporation at least a majority of the shares of stock of which having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

ARTICLE VIII

MISCELLANEOUS

          Section 8.1      Governing Law. This Agreement shall be construed and the respective rights of the parties determined according to the substantive laws of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary, except matters of intellectual property law which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question.

          Section 8.2      Assignment. Neither the Company nor the Purchaser may transfer or assign this Agreement in whole or in part without the consent of the other, except if such transfer or assignment occurs in connection with the sale or transfer (by merger or otherwise) of all or substantially all of the business and assets of the Company or the Purchaser to which the subject matter of this Agreement pertains, provided that the acquirer confirms to the other party in writing its agreement to be bound by all of the terms and conditions of this Agreement. Notwithstanding the foregoing, Pharmacia may assign this Agreement to an Affiliate, provided that such party shall guarantee the performance of such Affiliate, and provided further that either party may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an Affiliate of such party that is controlled by such party.

          Section 8.3      Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. The parties also acknowledge the simultaneous execution and delivery of the Collaboration Agreement and the Registration Rights Agreement, which shall not be superseded by this Agreement. Any amendment or modification to this Agreement shall be made in writing signed by both parties.

          Section 8.4      Notices.

                    All notices and other communications required or permitted under this Agreement shall be effective upon receipt and shall be in writing and may be delivered in person, by facsimile transmission, overnight delivery service or registered or certified United States mail, addressed to the Company or the Purchaser, as the case may be, at their respective addresses or facsimile numbers set forth below or as the same may be revised pursuant to notice to the other party in accordance with this paragraph:

Nastech Pharmaceutical Company, Inc. 45 Adams Avenue Hauppauge, New York 11788 Attn: Office of the President Telephone: 631-273-0101 Facsimile: 631-273-0252

Notices to the Purchaser shall be addressed to:

Pharmacia & Upjohn Company

100 Route 206 North Peapack, New Jersey 07977 Attn: Vice President and Associate General Counsel Telephone: (908) 901-7108 Facsimile: (908) 901-1862

Either party may change its address (or person’s attention, telephone or facsimile numbers) to which notices shall be sent by giving notice to the other party in the manner herein provided. All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (a) in the case of notices and communications sent by personal delivery or telecopy, one business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (b) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second business day following the day such notice or communications was delivered to such delivery service, and (c) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

          Section 8.5      Public Announcements. The provisions of Section 11.7 of the Collaboration Agreement shall govern any and all public statements with respect to the transactions contemplated by this Agreement.

          Section 8.6      No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

          Section 8.7      Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

          Section 8.8      No Implied Waivers; Rights Cumulative. No failure on the part of the Company or the Purchaser to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

          Section 8.9      Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

          Section 8.10      Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

          Section 8.11      No Third Party Beneficiaries. No person or entity other than the Purchaser, the Company and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

          Section 8.12      Specific Enforcement. Purchaser, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

          Section 8.13      Cooperation. Purchaser and the Company agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement, including, without limitation, making all required filings under the HSR Act, if any.

          Section 8.14      Expenses and Remedies. Whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense.

          Section 8.15      Transfer of Shares. Purchaser understands and agrees that the Shares have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws is available. Purchaser acknowledges that except as provided in the Registration Rights Agreement, Purchaser has no right to require the Company to register the Shares and understands and agrees that each certificate representing the Shares (other than Shares which have been transferred in a transaction registered under the Securities Act or exempt from the registration requirements of the Securities Act pursuant to Rule 144 thereunder or any similar rule or regulation) shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION

STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.”

and Purchaser agrees to transfer the Shares only in accordance with the provisions of such legend.

     IN WITNESS WHEREOF, the COMPANY and the PURCHASER have caused this Agreement to be executed as of the day and year first above written.

NASTECH PHARMACEUTICAL COMPANY, INC

By:

Title:

PHARMACIA & UPJOHN COMPANY

By:

Christopher Coughlin Executive Vice President and Chief Financial Officer

ARTICLE IX

Schedule 2.1(d) – Listing or preemptive or similar rights outstanding

As of December 31, 2001, the Company has outstanding warrants to purchase 671,707 shares of the Company’s Common Stock.

Schedule 2.1(e) – Outstanding Shares of Company’s Subsidiaries

None

Schedule 2.1(e)(ii) — List of Company Subsidiaries

None

Schedule 2.1(i)

[*]

[*] Information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted information has been requested.

Schedule 7.2

Steven C. Quay, M.D., Ph.D., Chairman, Chief Executive Officer, and President
Randall M. Brock, Controller
Bruce R. Thaw, Esq.